Exhibit 2.5

FORM OF

PATENT CROSS-LICENSE AGREEMENT

BY AND BETWEEN

HONEYWELL INTERNATIONAL INC.

AND

RESIDEO TECHNOLOGIES, INC.

PATENT CROSS-LICENSE AGREEMENT

This Patent Cross-License Agreement (this “Agreement”) is made and entered into as of [●] by and between Honeywell International Inc., a Delaware corporation (“Honeywell”), and Resideo Technologies, Inc., a Delaware corporation (“Homes” or “SpinCo”) and shall become effective as of the Distribution Date (as defined below). Honeywell and Homes are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the Separation and Distribution Agreement by and between Honeywell and Homes, dated as of [●] (the “Separation Agreement”), Honeywell has agreed to divest its SpinCo Business (as defined in the Separation Agreement), and Homes has agreed to separate from Honeywell and, following the separation, Honeywell will distribute Honeywell’s entire interest in SpinCo, by way of a dividend of stock to be made to the holders of Honeywell common stock, after which Homes will continue to operate such SpinCo Business (the “Distribution”);

WHEREAS, pursuant to the Separation Agreement, Honeywell has agreed to contribute to Homes certain Intellectual Property Rights (as defined in the Separation Agreement) owned by Honeywell or its Affiliates (as defined below) and used in the SpinCo Business immediately prior to the Distribution, including the patents and patent applications listed in Exhibit A;

WHEREAS, Honeywell and its Affiliates desire to license to Homes the Honeywell HBT Patent Claims (as defined below), the Honeywell Combustion Patent Claims (as defined below) and the Honeywell Non-HBT Patent Claims (as defined below), and Homes desires to receive such licenses, as further described in this Agreement; and

WHEREAS, Homes and its Affiliates desire to license to Honeywell the Homes HBT Patent Claims (as defined below), and Honeywell desires to receive such license, as further described in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement:

“Acquired Entity” has the meaning set forth in Section 7.2(b).

“Acquirer” has the meaning set forth in Section 7.2(b).

“Action” has the meaning set forth in the Separation Agreement.

“Affiliate” has the meaning set forth in the Separation Agreement.

“After-Acquired Affiliate” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Change of Control” means, with respect to any Person, (i) the sale of all or substantially all of the assets of, or the ownership interests in, such Person in a single transaction or a series of related transactions to a Third Party (that is not, prior to such transaction, an Affiliate of such Person), (ii) any direct or indirect acquisition of control, consolidation or merger of such Person by, with or into any Third Party (that is not, prior to such transaction, an Affiliate of such Person), or (iii) any other corporate transaction or series of related transactions in which control of such Person is directly or indirectly transferred to a Third Party (that is not, prior to such transaction, an Affiliate of such Person), including by transferring in excess of fifty percent (50%) of such Person’s voting power, shares or equity, through a merger, consolidation, tender offer or similar transaction, to one or more third parties.

“Code” has the meaning set forth in Section 8.16.

“Distribution” has the meaning set forth in the Preamble.

“Distribution Date” means the date on which the Distribution occurs.

“Divestiture” has the meaning set forth in Section 7.2(a).

“Divestiture Acquirer” means the Person or Persons that acquire or are successors to a Separated Business of Licensee.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority, including the United States Patent and Trademark Office and any equivalent authority or registrar anywhere in the world.

“HBT Patents” means, collectively, the patents and patent applications listed in Exhibit A or Exhibit C.

“Homes HBT Patent Claims” means:

(a)        all claims of all patents or patent applications listed in Exhibit A;

(b)        all claims of all patents or patent applications, whether U.S. or foreign, which are owned, as of the Distribution Date or in the future, by Homes or its Affiliates and claim priority to any patent or patent application described in clause (a), including any divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents of any such patent or patent application described in clause (a) that are filed after the Distribution Date; provided, however, that claims of continuation-in-part applications filed after the Distribution Date shall be deemed “Homes HBT Patent Claims” only if entitled to the priority date of any such patent or patent application described in clause (a), excluding any other claims within such continuation-in-part applications; and

(c)        any claims of patents or patent applications owned by a Third Party and Licensable by Homes or its Affiliates to Honeywell as of the Distribution Date.

“Homes” has the meaning set forth in the Preamble.

“Homes Products” means any products substantially designed (or whose specifications were substantially developed) and manufactured by or for Homes or its Affiliates, and any related services (except that “Homes Products” shall not include products or services of an After-Acquired Affiliate if such products or services existed prior to its becoming an Affiliate).

“Honeywell” has the meaning set forth in the Preamble.

“Honeywell Combustion Patent Claims” means:

(a)        all claims of all patents or patent applications listed in Exhibit B; and

(b)        all claims of all patents or patent applications, whether U.S. or foreign, which are owned, as of the Distribution Date or in the future, by Honeywell or its Affiliates and claim priority to any patent or patent application described in clause (a), including any divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents of any such patent or patent application described in clause (a) that are filed after the Distribution Date; provided, however, that claims of continuation-in-part applications filed after the Distribution Date shall be deemed “Honeywell Combustion Patent Claims” only if entitled to the priority date of any such patent or patent application described in clause (a), excluding any other claims within such continuation-in-part applications.

“Honeywell HBT Patent Claims” means:

(a)        all claims of all patents or patent applications listed in Exhibit C;

(b)        all claims of all patents or patent applications, whether U.S. or foreign, which are owned, as of the Distribution Date or in the future, by Honeywell or its Affiliates and claim priority to any patent or patent application described in clause (a), including any divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents of any such patent or patent application described in clause (a) that are filed after the Distribution Date; provided, however, that claims of continuation-in-part applications filed after the Distribution Date shall be deemed “Honeywell HBT Patent Claims” only if entitled to the priority date of any such patent or patent application described in clause (a), excluding any other claims within such continuation-in-part applications; and

(c)        any claims of patents or patent applications owned by a Third Party and Licensable by Honeywell or its Affiliates as of the Distribution Date to Homes.

“Honeywell Non-HBT Patent Claims” means

(a)        any claims of patents or patent applications owned by Honeywell or its Affiliates as of the Distribution Date to the extent the inventions claimed therein were practiced by the operation of the SpinCo Business immediately prior to the Distribution Date (other than any HBT Patent Claims and Honeywell Combustion Patent Claims); and

(b)        all claims of all patents or patent applications, whether U.S. or foreign, which are owned, as of the Distribution Date or in the future, by Honeywell or its Affiliates and claim priority to any patent or patent application described in clause (a), including any divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents of any such patent or patent application described in clause (a) that are filed after the Distribution Date; provided, however, that claims of continuation-in-part applications filed after the Distribution Date shall be deemed “Honeywell Non-HBT Patent Claims” only if entitled to the priority date of any such patent or patent application described in clause (a), excluding any other claims within such continuation-in-part applications.

“Honeywell Products” means any products substantially designed (or whose specifications were substantially developed) and manufactured by or for Honeywell or its Affiliates, and any related services (except that “Honeywell Products” shall not include products or services of an After-Acquired Affiliate if such products or services existed prior to its becoming an Affiliate).

“Law” has the meaning set forth in the Separation Agreement.

“Licensable” means that Licensor or any of its Affiliates has the right to grant sublicenses to Licensee within the scope granted in Article II or Article III, as applicable, without (i) the need to obtain consent of any Third Party, (ii) the payment of royalties or other consideration by Licensor, its Affiliates or Licensee to any Third Party, (iii) any relinquishment of rights by Licensor or its Affiliates or any narrowing of or any material limitation on the license to Licensor or its Affiliates and (iv) reducing the number of sublicenses which Licensor or its Affiliates may grant under the license.

“Licensed Patent Claims” means any Honeywell HBT Patent Claims, Honeywell Non-HBT Patent Claims, Honeywell Combustion Patent Claims or Homes HBT Patent Claims.

“Licensee” means (i) Homes, with respect to the Party receiving a license to the Honeywell HBT Patent Claims, the Honeywell Non-HBT Patent Claims or the Honeywell Combustion Patent Claims under this Agreement, and (ii) Honeywell, with respect to the Party receiving a license to the Homes HBT Patent Claims under this Agreement.

“Licensor” means (i) Honeywell, with respect to the Party providing a license to the Honeywell HBT Patent Claims, the Honeywell Non-HBT Patent Claims or the Honeywell Combustion Patent Claims under this Agreement and (ii) Homes, with respect to the Party providing a license to the Homes HBT Patent Claims under this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patent Family” means all patents and patent applications that share a common priority application, excluding continuations in part, but including any divisionals, continuations, reissues, reexaminations, extensions, foreign counterparts or equivalents. For the avoidance of doubt, if any patent or patent application is subject to a terminal disclaimer with any other patent or patent application such patent or patent application and such other patent or patent application shall be deemed one (1) Patent Family for the purposes of this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Separated Business” has the meaning set forth in Section 7.2(a).

“Separation Agreement” has the meaning set forth in the Preamble.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Third Party” means any Person other than Homes, Honeywell or their Affiliates.

“Trademark” has the meaning set forth in the Separation Agreement.

ARTICLE II

LICENSE FROM HOMES TO HONEYWELL

Section 2.1        License Grant to Homes HBT Patent Claims. Subject to the terms and conditions of this Agreement, effective on the Distribution Date, Homes, on behalf of itself and its Affiliates, hereby grants to Honeywell a perpetual, irrevocable (subject to Section 5.2), non-transferable (except as provided in Section 7.1 and Section 7.2(b)), non-exclusive, fully paid-up, royalty-free, worldwide license, without the right to grant sublicenses (except as set forth in Section 2.2), under the Homes HBT Patent Claims, to (i) make, have made (pursuant to Section 2.3), use, sell, offer for sale, provide, import, distribute and otherwise dispose of any Honeywell Products and (ii) otherwise practice any methods claimed in the Homes HBT Patent Claims in connection with the activities in the foregoing clause (i).

Section 2.2        Sublicense Rights. Subject to the terms and conditions of this Agreement, Honeywell may sublicense the rights granted in Section 2.1 to (i) Affiliates (including the right to further sublicense pursuant to clause (ii)) and (ii) customers, contractors and service providers, but in each case, solely with respect to any Honeywell Products; provided, however, that with respect to any Person that, after the Distribution Date, becomes an Affiliate that is not a Subsidiary (except if this Agreement has been assigned pursuant to Section 7.1(a), in which case, such an Affiliate may be a Subsidiary) (such Person, an “After-Acquired Affiliate”) of Honeywell, such sublicense in the foregoing clause (i) shall not include products or services of such After-Acquired Affiliate that existed prior to its becoming an Affiliate.

Section 2.3        Have Made Rights. The rights granted in Section 2.1 include the right of Honeywell and its Affiliates to have any Honeywell Products made by or on behalf of Honeywell or its Affiliates by one or more Third Party manufacturers solely for subsequent sale or distribution under a Trademark owned by Honeywell or its Affiliates.

ARTICLE III

LICENSES FROM HONEYWELL TO HOMES

Section 3.1        License Grants.

(a)        License Grant to Honeywell HBT Patent Claims and Honeywell Combustion Patent Claims. Subject to the terms and conditions of this Agreement, effective on the Distribution Date, Honeywell, on behalf of itself and its Affiliates, hereby grants to Homes a perpetual, irrevocable (subject to Section 5.2), non-transferable (except as provided in Section 7.1 and Section 7.2(b)), non-exclusive, fully paid-up, royalty-free, worldwide license, without the right to grant sublicenses (except as set forth in Section 2.2), under the Honeywell HBT Patent Claims and Honeywell Combustion Patents Claims, to (i) make, have made (pursuant to Section 3.3), use, sell, offer for sale, provide, import, distribute and otherwise dispose of any Homes Products and (ii) otherwise practice and methods claimed in the Honeywell HBT Patent Claims and Honeywell Combustion Patent Claims in connection with the activities in the foregoing clause (i).

(b)        License Grant to Honeywell Non-HBT Patent Claims. Subject to the terms and conditions of this Agreement, effective on the Distribution Date, Honeywell, on behalf of itself and its Affiliates, hereby grants to Homes a perpetual, irrevocable (subject to Section 5.2), non-transferable (except as provided in Section 7.1 and Section 7.2(b)), non-exclusive, fully paid-up, royalty-free, worldwide right and license, without the right to grant sublicenses (except as set forth in Section 3.2), under the Honeywell Non-HBT Patent Claims, to (i) make, have made (pursuant to Section 3.3), use, sell, offer for sale, provide, import, distribute and otherwise dispose of any Homes Products and (ii) otherwise practice any methods claimed in the Honeywell Non-HBT Patent Claims in connection with the activities in the foregoing clause (i); provided, however, that the license granted under this Section 3.1(b) shall be limited to the same scope and extent of use, and to Homes Products of the same type, as those in connection with which such Honeywell Non-HBT Patent Claims were practiced by Honeywell and its Affiliates (including Homes) in connection with the operation of the SpinCo Business immediately prior to the Distribution.

Section 3.2        Sublicense Rights. Subject to the terms and conditions of this Agreement, Homes may sublicense the rights granted in Section 3.1(a) and Section 3.1(b) to (i) Affiliates (including the right to further sublicense pursuant to clause (ii)) and (ii) customers, contractors and service providers, but in each case, solely with respect to any Homes Products; provided, however, that with respect to any After-Acquired Affiliate of Homes, such sublicense in the foregoing clause (i) shall not include products or services of such After-Acquired Affiliate that existed prior to its becoming an Affiliate.

Section 3.3        Have Made Rights. The rights granted in Section 3.1(a) and Section 3.1(b) include the right of Homes and its Affiliates to have any Homes Products made by or on behalf of Homes or its Affiliates by one or more Third Party manufacturers solely for subsequent sale or distribution under a Trademark owned by Homes or its Affiliates.

ARTICLE IV

RESERVED RIGHTS; LIMITATIONS

Section 4.1        Reserved Rights; Limitations. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than the rights expressly granted in this Agreement with respect to the Licensed Patent Claims. All rights not expressly granted in this Agreement are reserved by Licensor. Subject to the rights granted in Article II and Article III, Licensor and each of Licensor’s Affiliates (as applicable) retain all of their respective right, title, and interest in and to the Licensed Patent Claims.

ARTICLE V

PROSECUTION; MAINTENANCE; ENFORCEMENT; NO CHALLENGE

Section 5.1        Prosecution; Maintenance; Enforcement.

(a)        Nothing contained in this Agreement shall be construed as requiring the filing of any patent application, the securing of any patent, or the maintaining of any patent in force. No Party shall have any obligation hereunder to institute any Action against any Third Party for infringement of any of its Licensed Patent Claims or to defend any Action brought by a Third Party which challenges or concerns any of its Licensed Patent Claims.

(b)        The Parties agree to cooperate with each other in connection with the enforcement of certain patents, as further set forth in Exhibit D.

Section 5.2         No Challenge. For a period of five (5) years from the Distribution Date, if Licensee or its Affiliates, directly or indirectly, initiate or voluntarily join, any Action (including before the United States Patent and Trademark Office and any equivalent authority or registrar anywhere in the world) to challenge any of Licensor’s or its Affiliates’ ownership of any Licensed Patent Claim, or the validity or enforceability thereof, Licensor (i) will have the right to, upon written notice to Licensee, terminate this Agreement and (ii) will be entitled to recover from Licensee any costs arising from such a challenge, including reasonable attorneys’ fees and expenses of investigation and defense incurred in the course of participating in or defending the challenge. Notwithstanding the foregoing, should Licensor or its Affiliates assert any of its Licensed Patent Claims against the Licensee or any of its Affiliates or its or their respective sublicensees, Licensee may pursue such challenge, solely with respect to those particular Licensed Patent Claims, and Licensor shall not have the right to terminate this agreement and shall not be entitled to recover any costs.

ARTICLE VI

DISCLAIMERS

Section 6.1        WARRANTY DISCLAIMER. ALL OF THE RIGHTS PROVIDED HEREUNDER ARE PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

Section 6.2        LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL ANY PARTY HEREUNDER BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF DATA OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE RIGHTS GRANTED HEREUNDER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 6.3        Disclaimer. No Licensor shall be liable under this Agreement for any claims, loss or damages arising from Licensee’s or Licensee’s Affiliates or its or their sublicensees’ use of any Licensed Patent Claims under this Agreement.

Section 6.4        No Delivery or Support. Nothing in this Agreement shall be construed to require any delivery of any technology, documentation or other tangible items by any Party or any of their Affiliates to any other Person or to require any support or maintenance obligations whatsoever on the part of any Party.

ARTICLE VII

DIVESTITURES AND CHANGES OF CONTROL

Section 7.1        Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior consent of the other Party. Notwithstanding the foregoing, (a) either Party may, upon notice to the other Party hereto, freely assign its rights and obligations under this Agreement (in whole, but not in part) to an Affiliate for tax or reorganization purposes, provided that the Affiliate assumes all obligations under this Agreement, and further provided that the assigning Party guarantees the performance of the assignee with respect to all such obligations, (b) either Party, as Licensee, may assign its rights and obligations under this Agreement pursuant to Section 7.2, and (c) Licensor may freely assign, or grant an exclusive license under, one or more of the Licensed Patent Claims to a Third Party or an Affiliate, subject to such assignment or grant being subject to, and such Licensed Patent Claims being encumbered by, the licenses and covenants granted in this Agreement with respect to such Licensed Patent Claims. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Any attempted assignment in violation of this Section 7.1 shall be null, void and of no effect.

Section 7.2        Divestitures and Changes of Control.

(a)        Divestitures. Subject to Section 7.3, in the event that Licensee sells, separates, divests, disposes of or otherwise ceases to control, in one transaction or a series of related transactions (such act a “Divestiture”), (A) all or substantially all of the assets or businesses of such Licensee and its Subsidiaries, (B) any one or more Subsidiaries, (C) any business or product or service area (which may include one or more Subsidiaries), in each case of the foregoing (B) and (C), that at the time of such Divestiture, (w) uses any Licensed Patent Claim licensed to it under this Agreement and (x) had aggregate revenue (attributable to such Subsidiary (or Subsidiaries) or the sale or provision of products or services included in such business or product or service area) in excess of fifty million Dollars ($50,000,000) in the full calendar year prior to such sale (such Subsidiary (or Subsidiaries) in clause (B), the business or product or service area in Clause (C), or all or substantially all of the assets or businesses of such Licensee and its Subsidiaries in clause (A), a “Separated Business”), then, following any such Divestiture in any of the foregoing clauses (A), (B) or (C), Licensee may, at no additional cost to Licensee or the Separated Business, assign the rights and licenses granted to it and its obligations as a licensee under this Agreement, in whole or in part, to any such Separated Business or the Divestiture Acquirer (to the extent it contains the Separated Business); provided, that, in the event of an assignment in part, immediately upon such assignment, the applicable Licensee agrees to relinquish any such rights assigned to such Separated Business or Divestiture Acquirer.

(b)        Change of Control. Except as provided in Section 7.2(a), following a Change of Control of an Affiliate of a Party, all licenses and rights granted to such Affiliate under this Agreement shall automatically terminate. Following a Change of Control of a Party (such Party referred to as the “Acquired Entity” and the Third Party acquirer referred to as the “Acquirer”), the licenses granted to such Acquired Entity in Article II and Article III, as applicable, shall remain in effect, subject to the limitations in Section 7.3.

Section 7.3        Limitations Following Divestitures or Changes of Control.

(a)        Following (i) a Divestiture for which Licensee exercises any of its rights under Section 7.2(a) or (ii) a Change of Control of a Party pursuant to Section 7.2(b), the rights and licenses granted hereunder with respect to any such Separated Business or any Divestiture Acquirer thereof, or any Acquired Entity, as applicable, shall automatically: (A) be limited to the types of products and services that were commercialized or in development by such Separated Business or the Acquired Entity, as applicable, prior to the Divestiture or Change of Control, as applicable, and natural evolutions thereof and (B) not include any pre-existing products or services of the Divestiture Acquirer or Acquirer, as applicable, or any of their applicable respective Affiliates (other than those included in the Separated Business or the Acquired Entity) or any products or services of any Person or business subsequently acquired by the Divestiture Acquirer or Acquirer, as applicable, or any of their applicable respective Affiliates if such products or services were existing as of the time of such Divestiture or Change of Control. As an express condition to the effectiveness of the exercise by Licensee of the rights under Section 7.2(a) or Section 7.2(b), as applicable, the Divestiture Acquirer or Acquirer, as applicable, shall provide notice thereof to the Licensor and shall agree in writing to comply with the obligations of Licensee hereunder, to the extent applicable to such Divestiture Acquirer or Acquirer, as applicable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

Section 8.2        Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of any Party or any of such Party’s Affiliates, shall be deemed to create any relationship between the Parties or their respective Affiliates, other than the relationship set forth herein. Each Party shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

Section 8.3        Confidentiality. No Party shall, and each Party shall cause their respective directors, officers, employees, agents, accountants, contractors, counsel and other advisors and representatives not to, directly or indirectly, disclose any information, or issue or make any statement or communication, to any Third Party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the terms of this Agreement and the transactions contemplated hereby, provided, that, nothing in this Section 8.3 will prohibit any Person from disclosing, or permitting the disclosure of, the terms of this Agreement (a) subject to advanced written notice to, and a duty to cooperate with, the other Party, if such Person is compelled to disclose such terms by judicial or administrative process or otherwise required to disclose such terms under applicable Law or regulations, including stock exchange regulation, (b) in confidence, as reasonably necessary, to any beneficiary of a permitted sublicense under this Agreement or any other Person who acquires or uses products or services of a Party that are covered by a license hereunder, and (c) in confidence, as reasonably necessary, to any Acquirer or Divestiture Acquirer or potential Acquirer or Divestiture Acquirer. For the avoidance of doubt, this Section 8.3 shall be without prejudice to any confidentiality or non-disclosure obligations of Homes or Honeywell under any other agreement or any Law.

Section 8.4        Counterparts; Entire Agreement.

(a)        This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective only after one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b)        This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the

Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 8.5        Dispute Resolution. In the event that either Party, acting reasonably, forms the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good faith to resolve any such alleged breach within thirty (30) days of such notice. If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 8.5, then the Parties may seek to resolve such matter in accordance with Section 8.6, Section 8.7 and Section 8.8.

Section 8.6        Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 8.6, Section 8.7 and Section 8.8 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.7        WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 8.8        Specific Performance. Subject to Section 8.5, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement,

the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.9        Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.10        Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.

Section 8.11        Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12        Waivers of Default. No failure or delay of any Party (or one of its Affiliates, as applicable) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 8.13        Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 8.14        Interpretation. The rules of interpretation set forth in Section 12.17 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.

Section 8.15        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 8.16        Bankruptcy. The licenses granted hereunder (including those set forth in Article II and Article III) shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”) insofar as it is applicable to any Licensor, a license to rights to “Intellectual Property” as defined in the Code. The Parties agree that a Licensee shall retain and may fully exercise all of its rights and elections under the Code and any similar provisions under the law of any other jurisdiction throughout the world. Without limiting the foregoing, each Party acknowledges and agrees that all licenses and other rights granted by it under or pursuant to this Agreement shall survive any bankruptcy proceeding under the law of any jurisdiction throughout the world, notwithstanding any right of rejection or termination arising under the law of any jurisdiction throughout the world. A Licensor is not entitled to exercise any right of termination solely as a result of (i) the initiation, conduct or commencement of any insolvency, bankruptcy, resolution (such as the assumption of control by any Governmental Authority (or any other person appointed by the Governmental Authority), the compulsory restructuring of share capital of or the compulsory transfer of business/shares of Licensee), liquidation, administration, arrangement or composition with creditors, receivership, judicial management or other similar proceedings instituted with respect to Licensee by any Governmental Authority or by any other person or entity, or (ii) the insolvency, serious liquidity problems, non-compliance with capital adequacy requirements or other inability to pay debts as they come due of Licensee or any other deterioration in Licensee’s financial circumstances. In the event that either Party seeks or otherwise attempts in any way to avoid, invalidate, reject or otherwise terminate any license granted by it to the other Party, including without limitation by bringing, or having brought on its behalf or for its benefit (e.g., by shareholders or other representatives), or causing any third party to bring, any action or other proceeding to invalidate, avoid, reject or otherwise terminate this Agreement or any license granted, whether successful or not, then the licenses granted to such Party by the other Party shall immediately terminate without notice or the requirement of any further action by any Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective offices thereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

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By:
Name:
Title:

RESIDEO TECHNOLOGIES, INC.

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By:
Name:
Title: